Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green	Chane Graziano	Bryce Chicoyne
President	CEO	CFO
dgreen@harvardbioscience.com	cgraziano@harvardbioscience.com	bchicoyne@harvardbioscience.com
Tel: 508 893 8999
Fax: 508 429 8478

HBIO Reports 2005 Fourth Quarter and Year End Results

Holliston, MA, March 2, 2006 / — Harvard Bioscience, Inc. (Nasdaq: HBIO), a global developer, manufacturer and marketer of a broad range of scientific instruments and apparatus used for drug discovery research, today reported unaudited financial highlights for the fourth quarter and full year ended December 31, 2005.(1)

Fourth Quarter Reported Results

Revenues from our continuing operations for the three months ended December 31, 2005 were $17.8 million, an increase of 2.4% compared to revenues of $17.4 million for the three months ended December 31, 2004.  Excluding the impact of foreign exchange rate changes, revenue grew approximately 7.1% during the three months ended December 31, 2005 compared to the same period in 2004.  Income from continuing operations, as measured under U.S. generally accepted accounting principles (“GAAP”), was $2.3 million, or $0.07 per diluted share, for the three months ended December 31, 2005 compared to $1.0 million, or $0.04 per diluted share, during 2004.  Adjusted non-GAAP income from continuing operations was $1.7 million, or $0.06 per diluted share, for the three months ended December 31, 2005 compared to $1.3 million, or $0.04 per diluted share, for the same period in 2004.

Full Year Reported Results

Revenues from our continuing operations for the year ended December 31, 2005 were $67.4 million, an increase of 4.1% compared to revenues of $64.7 million for the year ended December 31, 2004.  Excluding the impact of foreign exchange rate changes, revenue grew approximately 5.1% during the year ended December 31, 2005 compared to 2004.  Income from continuing operations, as measured under GAAP, was $6.2 million, or $0.20 per diluted share, for the year ended December 31, 2005 compared to $4.5 million, or $0.15 per diluted share, during 2004.

(1) During the third quarter, the Company announced plans to divest its Capital Equipment Business segment.  As a result of this decision, we have classified the Capital Equipment Business segment as discontinued operations – held for sale.  Prior period financial results have been reclassified to conform with this presentation.  Any further financial information or earnings guidance provided in this press release relates to our continuing business and includes corporate costs, unless otherwise stated.

Adjusted non-GAAP income from continuing operations was $5.9 million, or $0.19 per diluted share, for the year ended December 31, 2005 compared to $5.8 million, or $0.19 per diluted share, during 2004.

“During the second half of 2005, we have successfully refocused our resources on our core apparatus and instrumentation business, which has been the cornerstone to our success over the last decade.  As a result of these efforts, during the fourth quarter we have increased our organic growth to 7%, steadily improved gross margin and reported non-GAAP adjusted operating income of over 16% of revenue.  Our organic sales growth has been driven by the continued strength in our core physiology and our spectrophotometer product lines and an increase in international sales, particularly in Europe,” said Chane Graziano, CEO of Harvard Bioscience.

Mr. Graziano continued, “Looking forward to 2006, we remain encouraged by the continued strengthening of our international sales and in the life sciences market.  We want to reiterate that we remain committed to our goal of high revenue and profit growth through a combination of organic growth and tuck under acquisitions.  For the first quarter of 2006, we expect to generate revenue between $16.5 and $17.0 million and non-GAAP adjusted earnings per diluted share from continuing operations of $0.05.  For the full year 2006, we expect to generate revenue between $70.0 and $72.0 million and non-GAAP adjusted earnings per diluted share from continuing operations of $0.22.”

This non-GAAP earnings per diluted share guidance excludes amortization of intangible assets, the impact of potential acquisitions in 2006, and the impact of stock compensation expense that the Company will be required to recognize under Statement of Financial Accounting Standards No. 123R, Share-Based Payments, which becomes effective for the Company in the first quarter of 2006.

See the footnote below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share from continuing operations to our range of estimated GAAP adjusted earnings per diluted share from continuing operations. (2)

(2) Reconciliation of Guidance for US GAAP Continuing Operations Income per Diluted Share to Adjusted Non-GAAP Continuing Operations Income per Diluted Share

	Three Months Ended March 31, 2006		Year Ended December 31, 2006
	Low Estimate	High Estimate	Low Estimate	High Estimate
	(unaudited)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$0.05	$0.05	$0.22	$0.22

Less the impact of:

Amortization of intangible assets - (A)	$(0.01)	$(0.01)	$(0.03)	$(0.03)

Stock-based compensation (FAS123R) - (B)	$(0.04)	$(0.01)	$(0.10)	$(0.05)

Diluted earnings per common share from continuing operations	$—	$0.03	$0.09	$0.14

A -  Assumes no additional acquisitions.

B -   The Company has not yet fully completed our assesment of the impact of adopting SFAS 123R, Share-Based Payments, a revision of SFAS No. 123, Accounting for Stock-Based Compensation. The amounts provided are only an estimate and could vary signficantly when SFAS 123R is fully adopted. The estimate does not include 2006 option grants.

Operating Results for Continuing Operations

Three months ended December 31, 2005 compared to three months ended December 31, 2004:

Revenues increased $0.4 million, or 2.4%, to $17.8 million for the three months ended December 31, 2005 compared to $17.4 million for the same period in 2004.  Excluding the impact of foreign exchange, revenues increased 7.1%.  The revenue increase excluding the impact of foreign exchange was across various product lines in the Harvard Apparatus and in the Biochrom businesses of approximately $0.7 million and approximately $0.6 million, respectively.  Offsetting the increase in revenues during the fourth quarter of 2005 was a negative foreign exchange impact on sales denominated in foreign currencies of approximately $0.8 million, or 4.7%.

Cost of product revenues were $8.7 million for the three months ended December 31, 2005 compared to $8.9 million for the three months ended December 31, 2004.  Gross profit as a percentage of revenues increased to 51.1% for the three months December 31, 2005 compared with 49.1% for the same period in 2004.  The increase in gross margin percentage was mainly due to increased sales volumes, varying product mix and a decrease in certain fixed costs.

Sales and marketing expenses increased $33,000, or 1.6%, to $2.2 million for the three months ended December 31, 2005 from $2.1 million for the three months ended December 31, 2004.

General and administrative expenses for the fourth quarter of 2005 increased $0.2 million, or 6.5%, to $3.4 million compared to $3.2 million for the three months ended December 31, 2004.

Research and development expenses decreased $0.2 million to $0.7 million for the three months ended December 31, 2005, compared to $0.9 million in the same period of 2004.

Year ended December 31, 2005 compared to year ended December 31, 2004:

Revenues increased $2.7 million, or 4.1%, to $67.4 million for the year ended December 31, 2005 compared to $64.7 million during 2004.  Excluding the impact of foreign exchange, revenues increased 5%.  The revenue increase excluding the impact of foreign exchange was across various product lines in the Biochrom and in the Harvard Apparatus businesses of approximately $1.7 million and approximately $0.9 million, respectively.  In addition, revenue growth of $0.8 million was attributed to our acquisition of KD Scientific in March 2004.  Offsetting these increases in revenue during 2005 was a negative foreign exchange impact on sales denominated in foreign currencies of approximately $0.6 million, or 1%.

Cost of product revenues increased $0.8 million, or 2.5%, to $34.2 million for the year ended December 31, 2005 compared to $33.3 million during 2004.  The increase in cost of product revenues is directly attributed to the increase in revenues described above.  Gross profit as a percentage of revenue increased to 49.3% for the year ended December 31, 2005 compared with 48.5% during 2004.

Sales and marketing expenses increased $0.5 million, or 7.2%, to $8.1 million for the year ended December 31, 2005 from $7.6 million during 2004.  The increase in sales and marketing expenses is primarily due to increased investment in direct marketing in our Harvard Apparatus business.

General and administrative expenses, including restructuring costs, increased $1.7 million, or 15.6%, to $12.6 million for the year ended December 31, 2005 compared to $10.9 million during 2004.  The increase in general and administrative expense is primarily due to direct and indirect costs associated with Sarbanes-Oxley compliance and $0.3 million of restructuring expenses for the realignment of personnel at our Biochrom, Scie-Plas and Hoefer subsidiaries.

Research and development expenses decreased $31,000, or 1.0%, to $2.95 million for the year ended December 31, 2005 compared to $2.98 million for the year ended December 31, 2004.

Balance Sheet

The Company ended the year with cash and cash equivalents of $9.7 million, of which $7.6 million was held in continuing operations and $2.1 in discontinued operations.  This was a decrease of approximately $4.2 million, compared to cash and cash equivalents of $13.9 million at December 31, 2004.  This decrease is primarily due to payments of approximately $8.0 million, of which $6.0 million were made during the fourth quarter, on the Company’s $20 million revolving credit facility, offset by cash inflows of approximately $4.0 million.  The Company ended 2005 with approximately $8.5 million drawn against its revolving credit facility compared to $16.5 million at December 31, 2004.

Accounts receivable were $10.1 million and inventory was $9.1 million as of December 31, 2005.  Outstanding days of sales in the fourth quarter were 53 days for the three months ended December 31, 2005 compared to 54 days for the same period of 2004.  Inventory turns were 3.7 times at December 31, 2005 compared to 3.5 times at December 31, 2004.  The comparative periods exclude the Capital Equipment Business, which is classified as discontinued operations.

Discontinued Operations

During the quarter ended September 30, 2005, the Company announced plans to divest its Capital Equipment Business segment.  The decision to divest this business segment was based on the fact that market conditions for the Capital Equipment Business have been such that this business has not met the Company’s expectations and the decision to focus Company resources on the Apparatus and Instrumentation Business segment.  As a result, we began reporting the Capital Equipment Business segment as a discontinued operation in the third quarter of 2005.

Through the third quarter of 2005, as a result of a significant decrease in the revenues and operating profit in the Capital Equipment Business segment, the Company recorded impairment charges of approximately $17.9 million.  During the fourth quarter of 2005, the Company’s Capital Equipment Business segment did not meet expectations.  As a result, with the assistance of third party independent appraisers the Company re-evaluated the fair-value of the disposal group.  This resulted in the recording of an additional impairment charge of approximately $11.1 million.

Second Quarter Tax Expense Restatement

During the preparation of the tax provision for the year ended December 31, 2005, we identified an error in our previously issued consolidated financial statements for the three and six months ended June 30, 2005 and the nine months ended September 30, 2005.

The error relates to an overstatement of income tax expense.  During the second quarter of 2005, as a result of a decrease in revenues and operating profit margins in the Capital Equipment Business segment, the Company determined that a portion of its gross deferred tax assets did not meet the “more likely than not” standard for realization as outlined in SFAS No. 109 “Accounting for Income Taxes.”  However, the Company incorrectly recognized $3.5 million of tax expense to increase the valuation allowance above the amount required.

Correction of the error will result in a reduction to income tax expense and a reduction in net loss of $3.5 million and have the following impact on previously issued financial statements:

(In thousands except for per share data)	As Reported	As Restated
	(unaudited)

Three months ended June 30, 2005

Stockholders’ equity (net assets)	$74,240	$77,785
Net loss	$(27,379)	$(23,834)
Loss per diluted share	$(0.90)	$(0.78)

Six months ended June 30, 2005

Stockholders’ equity (net assets)	$74,240	$77,785
Net loss	$(27,177)	$(23,632)
Loss per diluted share	$(0.89)	$(0.78)

Nine months ended September 30, 2005

Stockholders’ equity (net assets)	$74,577	$78,122
Net loss	$(26,516)	$(22,971)
Loss per diluted share	$(0.86)	$(0.75)

The adjustment does not affect the previously reported revenue, operating profit or adjusted non-GAAP earnings per diluted share.  Nor does it affect future revenue, earnings or cash flow.

As a result of the error described above, the Company’s previously issued financial statements for the three and six months ended June 30, 2005 included in the Company’s Form 10-Q for the quarter ended June 30, 2005 and the nine months ended September 30, 2005 included in the Company’s Form 10-Q for the quarter ended September 30, 2005 should no longer be relied upon.

The Company will correct this error by restating the quarterly financial information included in the footnotes to its financial statements for the year ended December 31, 2005 to be filed with the Company’s Form 10-K for the year ended December 31, 2005.

Conference Call Details

As previously announced, management will host a conference call to address fourth quarter results, second quarter tax expense restatement and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site.  In addition, management may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.  The conference call will begin at 5:30 p.m. Eastern Standard Time on Thursday, March 2, 2006.  To listen to the conference call, log on to our website at: www.harvardbioscience.com, click on the Earnings Call icon.  Any material financial and other statistical information presented on the call which is not included in our earnings release, as well as our earnings release, is available on our website by clicking on the Press Releases icon.  If you are unable to listen to the live web cast, the call, this press release and any related financial or statistical information will be archived on our web site by clicking on the Press Releases icon or Earnings Call icon, as appropriate.  The live conference call is also accessible by dialing 800-591-6942 and referencing the pass code of “60648934”.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted statements of operations, adjusted income from continuing operations, adjusted operating income, adjusted earnings per diluted share from continuing operations, organic growth and revenue growth excluding foreign exchange.  We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business.  For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business including amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, restructuring expenses, discontinued operations and stock compensation expense, all net of tax.  It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses and the impact of our cash repatriation program.  We believe that organic growth and revenue excluding foreign exchange provide useful information to investors by enabling them to evaluate growth in the parts of our business that we owned throughout all the periods involved, excluding the impact of change in foreign exchange rates.  This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company.  In particular, we believe that the presentation of a non-GAAP adjusted consolidated statement of operations, including a number of adjusted line items, provides investors with a clearer understanding of the full effect of the adjustments that we make to our GAAP net income in order to derive our non-GAAP adjusted income and from continuing operations and earnings per diluted share.  Tabular reconciliations of our non-GAAP adjusted income and earnings per diluted share from continuing operations for the quarters and years ended December 31, 2005 and 2004, our non-GAAP adjusted operating income for the quarter ended December 31, 2005 and our organic growth and revenue growth excluding the impact of foreign exchange for the quarter and year ending December 31, 2005 compared to the corresponding periods ending December 31, 2005 to the comparable GAAP financial information is included below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to accelerate drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories.  HBIO sells its products to thousands of researchers in approximately 100 countries through its direct sales force, an 1,100-page catalog, various specialty catalogs and through its distributors, including GE Healthcare, Fisher Scientific and VWR.  HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany and Austria with sales facilities in France and Canada.

This press release contains, and our conference call may contain, forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s inability to complete the divestiture of its Capital Equipment Business segment on attractive terms, the potential loss of business at the Company’s Capital Equipment Business segment relating to the Company’s decision to divest this business, unanticipated costs or expenses related to the divestiture of the Capital Equipment Business segment, the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies, unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, overall economic trends, the timing of our customers’ capital equipment purchases and the seasonal nature of purchasing in Europe, our potential misinterpretation of trends of our capital equipment product lines due to the cyclical nature of this market, economic, political and other risks associated with international revenues and operations, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others’ intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, impact of any impairment of our goodwill or intangible assets, and our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, plus factors described under the heading “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 or described in the Company’s other public filings.  The Company’s results may also be affected by factors of which the Company is not currently aware.  The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066.  Press releases may be found on our web site, http://www.harvardbioscience.com.

Exhibit #1

HARVARD BIOSCIENCE, INC.

Selected Consolidated Balance Sheet Information

(Unaudited, in thousands)

	December 31,	December 31,
	2005	2004

Assets

Cash and cash equivalents	$7,632	$13,867
Trade receivables	10,143	18,519
Inventories	9,086	25,465
Property, plant and equipment	3,983	7,143
Goodwill and other intangibles	32,227	69,938
Other assets	5,020	4,949
Assets of discontinued operations - held for sale	24,061	—
Total assets	$92,152	$139,881

Liabilities and Stockholder’s Equity

Current liabilities - continuing operations	$8,995	$16,064
Current liabilities - discontinued operations	5,006	—

Total current liabilities	14,001	16,064
Total liabilities	23,736	35,524
Stockholders’ equity	68,416	104,357
Total liabilities and stockholders’ equity	$92,152	$139,881

Exhibit 2

HARVARD BIOSCIENCE, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenues	17,840	17,427	67,431	64,745
Cost of product revenues	8,722	8,872	34,156	33,312
Gross profit	9,118	8,555	33,275	31,433

Sales and marketing expenses	2,154	2,121	8,110	7,564
General and administrative expenses	3,350	3,145	12,627	10,922
Research and development expenses	700	875	2,950	2,981
Amortization of intangible assets	409	417	1,664	1,582
Total operating expenses	6,613	6,558	25,351	23,049

Operating income	2,505	1,997	7,924	8,384

Other income (expense):
Foreign currency	32	25	(55)	33
Interest expense	(243)	(189)	(917)	(764)
Interest income	82	9	234	123
Other, net	(29)	(25)	(46)	(143)
Other income (expense), net	(158)	(180)	(784)	(751)

Income from continuing operations before income taxes	2,347	1,817	7,140	7,633
Income taxes	36	783	899	3,115
Income from continuing operations	2,311	1,034	6,241	4,518
Discontinued operations, net tax	(11,218)	91	(38,118)	(2,189)
Net income (loss)	$(8,907)	$1,125	$(31,877)	$2,329

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.08	$0.04	$0.20	$0.15
Discontinued operations	(0.37)	$0.00	$(1.25)	(0.07)
Basic earnings (loss) per common share	$(0.29)	$0.04	$(1.05)	$0.08

Diluted earnings per common share from continuing operations	$0.07	$0.04	$0.20	$0.15
Discontinued operations	(0.36)	$0.00	(1.24)	$(0.08)
Diluted earnings (loss) per common share	$(0.29)	$0.04	$(1.04)	$0.07

Weighted average common shares:
Basic	30,462	30,356	30,442	30,269
Diluted	30,863	30,853	30,781	31,103

Exhibit 3

HARVARD BIOSCIENCE, INC.

Non-GAAP Adjusted Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three months ended December 31, 2005			Three months ended December 31, 2004
	US GAAP Results	Adjustments (B)	Adjusted Results (A)	US GAAP Results	Adjustments (C)	Adjusted Results (A)

Revenues	$17,840	$—	$17,840	$17,427	$—	$17,427
Cost of product revenues	8,722	—	8,722	8,872	—	8,872
Gross profit	9,118	—	9,118	8,555	—	8,555

Sales and marketing expenses	2,154	—	2,154	2,121	—	2,121
General and administrative expenses	3,350	—	3,350	3,145	—	3,145
Research and development expenses	700	—	700	875	—	875
Amortization of intangible assets	409	(409)	—	417	(417)	—
Total operating expenses	6,613	(409)	6,204	6,558	(417)	6,141

Operating income	2,505	409	2,914	1,997	417	2,414

Other income (expense):
Foreign currency	32	—	32	25	—	25
Interest expense	(243)	—	(243)	(189)	—	(189)
Interest income	82	—	82	9	—	9
Other, net	(29)	—	(29)	(25)	—	(25)
Other income (expense), net	(158)	—	(158)	(180)	—	(180)

Income from continuting operations before income taxes	2,347	409	2,756	1,817	417	2,234
Income taxes	36	990	1,026	783	188	971
Income from continuing operations	2,311	(581)	1,730	1,034	229	1,263
Discontinued operations, net tax	(11,218)	11,218	—	91	(91)	—
Net income	$(8,907)	$10,637	$1,730	$1,125	$138	$1,263

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.08		$0.06	$0.04		$0.04
Discontinued operations	(0.37)		—	0.00		—
Basic earnings per common share	$(0.29)		$0.06	$0.04		$0.04

Diluted earnings per common share from continuing operations	$0.07		$0.06	$0.04		$0.04
Discontinued operations	(0.36)		—	0.00		—
Diluted earnings per common share	$(0.29)		$0.06	$0.04		$0.04

Weighted average common shares:
Basic	30,462		30,462	30,356		30,356
Diluted	30,863		30,863	30,853		30,853

(A) These Adjusted Consolidated Statements of Operations are for informational purposes only and are not in accordance with US generally accepted accounting principles (GAAP).

(B) For 2005, excludes the impact of discontinued operations, amortization of intangibles and the related tax adjustments.  It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses and the impact of our cash repatriation program.

(C) For 2004, excludes the impact of discontinued operations, amortization of intangibles and the related tax adjustments. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.

Exhibit 4

HARVARD BIOSCIENCE, INC.

Non-GAAP Adjusted Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Year ended December 31, 2005			Year ended December 31, 2004
	US GAAP Results	Adjustments (B)	Adjusted Results (A)	US GAAP Results	Adjustments (C)	Adjusted Results (A)

Revenues	$67,431	$—	$67,431	$64,745	$—	$64,745
Cost of product revenues	34,156	—	34,156	33,312	(315)	32,997
Gross profit	33,275	—	33,275	31,433	315	31,748

Sales and marketing expenses	8,110	—	8,110	7,564	(2)	7,562
General and administrative expenses	12,627	(302)	12,325	10,922	(10)	10,912
Research and development expenses	2,950	—	2,950	2,981	—	2,981
Amortization of intangible assets	1,664	(1,664)	—	1,582	(1,582)	—
Total operating expenses	25,351	(1,966)	23,385	23,049	(1,594)	21,455

Operating income	7,924	1,966	9,890	8,384	1,909	10,293

Other income (expense):
Foreign currency	(55)	—	(55)	33	—	33
Interest expense	(917)	—	(917)	(764)	—	(764)
Interest income	234	—	234	123	—	123
Other, net	(46)	—	(46)	(143)	—	(143)
Other income (expense), net	(784)	—	(784)	(751)	—	(751)

Income from continuing operations before income taxes	7,140	1,966	9,106	7,633	1,909	9,542
Income taxes	899	2,295	3,194	3,115	615	3,730
Income from continuing operations	6,241	(329)	5,912	4,518	1,294	5,812
Discontinued operations, net tax	(38,118)	38,118	—	(2,189)	2,189	—
Net income (loss)	$(31,877)	$37,789	$5,912	$2,329	$3,483	$5,812

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.20		$0.19	$0.15		$0.19
Discontinued operations	(1.25)		—	(0.07)		—
Basic earnings (loss) per common share	$(1.05)		$0.19	$0.08		$0.19

Diluted earnings per common share from continuing operations	$0.20		$0.19	$0.15		$0.19
Discontinued operations	(1.24)		—	(0.08)		—
Diluted earnings (loss) per common share	$(1.04)		$0.19	$0.07		$0.19

Weighted average common shares:
Basic	30,442		30,442	30,269		30,269
Diluted	30,781		30,781	31,103		31,103

(A) These Adjusted Consolidated Statements of Operations are for informational purposes only and are not in accordance with US generally accepted accounting principles (GAAP).

(B) For 2005, excludes the impact of discontinued operations, restructuring charges, amortization of intangibles and the related tax adjustments.  It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses and the impact of our cash repatriation program.

(C) For 2004, excludes the impact of discontinued operations, amortization of intangibles, fair value adjustments to inventory, stock compensation expense and the related tax adjustments.  It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.

Exhibit #5

HARVARD BIOSCIENCE, INC.

Reconciliation of Changes In Total Revenue

For the periods ending December 31, 2005 Compared to the Corresponding periods ending December 31, 2004

(unaudited)

	Three Months Ended December 31, 2005	Year Ended December 31, 2005

Organic growth	7.1%	4.0%

Acquisitions	0.0%	1.1%

Foreign exchange effect	-4.7%	-1.0%

Total revenue growth	2.4%	4.1%